Exhibit 99.1

Franklin Bank Corp. Files Registration Statement for Preferred Stock Offering
     HOUSTON, April 20 / PRNewswire-FirstCall/ — Franklin Bank Corp. announced today that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission to register a public offering of up to 3,450,000 shares of its Series A Non-Cumulative Perpetual Preferred Stock, including up to 450,000 shares that may be sold pursuant to an over-allotment option granted to the underwriter, for $25.00 per share. The offering is being sole managed by RBC Capital Markets.
     Upon commencement of the offering, a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the following address or telephone number:
     RBC Capital Markets
     Attention: Preferred Syndicate Ops
     60 South Sixth Street, P-15
     Minneapolis, MN 55402
     Telephone: (612) 373-1796
     A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Company Overview
     Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $4.5 billion bank holding company. Franklin Bank Corp. began trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp. was ranked #1 in revenue growth within the Houston Chronicle’s Houston 100 list for 2004. Franklin Bank Corp. is currently included within the Russell 3000 Index, Russell 2000 Index, Russell Microcap Index, the American Community Bankers’ Index, and the Standard and Poor’s SmallCap 600 Index.
     Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to our corporate headquarters in Houston, there are currently 34 community banking offices in Texas, 7 regional commercial loan offices, and 49 mortgage loan production offices in 26 states.
     Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allow us to serve customers in our communities as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services through its relationship with Investment Professional Services, Inc. For more information, please visit our website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Contact: Kris Dillon 713-339-8999
Forward-Looking Statements
     This announcement includes forward-looking statements. These forward-looking statements include statements with respect to our anticipated preferred stock offering. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.